Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
December 13, 2006	Ginny Dunn
9:00 a.m. ET	EntreMed, Inc. Associate Director
Corporate Communications &
Investor Relations 240-864-2643
ENTREMED ANNOUNCES $17.2 MILLION COMMON STOCK OFFERING
      ROCKVILLE, MD — December 13, 2006 — EntreMed, Inc. (NASDAQ: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today announced that it has obtained commitments to purchase shares of its common stock in a registered direct offering for gross proceeds of approximately $17.2 million, before offering expenses and commissions. Under the terms of the transaction, EntreMed will sell up to 10,727,500 shares of its common stock at $1.60 per share to select institutional investors. The offering is expected to close on or about December 18, 2006, subject to the satisfaction of customary closing conditions.
      Participants in the offering included a combination of new and current institutional investors. EntreMed intends to use the net proceeds received from the sale of the securities to fund its research and development programs and their related costs, including conducting clinical trials of its product candidates.
      ThinkEquity Partners LLC acted as lead placement agent and Rodman & Renshaw, LLC acted as co-placement agent in connection with this transaction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the offices of ThinkEquity Partners LLC, 31 West 52nd Street, 17th Floor, New York, NY 10019, or directly from the Company.
      A registration statement relating to these securities was filed with and has been declared effective by the Securities and Exchange Commission. This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
About EntreMed
      EntreMed, Inc. (NASDAQ: ENMD) is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem® (2-methoxyestradiol or 2ME2), the Company’s lead drug candidate, is currently in Phase 1 and 2 clinical trials for cancer, as well as in preclinical development for rheumatoid arthritis. MKC-1, an oral cell cycle regulator, is in Phase 1 and 2 clinical trials for cancer. ENMD-1198, a novel tubulin binding agent, is also in Phase 1 studies in advanced cancers. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell cycle regulation, signaling pathways, and inflammation - processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s website at www.entremed.com and in various filings with the Securities and Exchange Commission.
Forward Looking Statements
      This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; variations in actual sales of Thalomid® , risks associated with development of product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

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